Report of Independent Registered Public Accounting Firm
To the Member of
CWCapital Asset Management LLC:
We have examined management's assessment, included in the accompanying Management's Assertion on
Compliance with Regulation AB Criteria (Management's Assertion), that CWCapital Asset Management LLC (the
Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's
Regulation AB for all securitization issued beginning January 2006 wherein the Company has been named as the special servicer (the Platform), as of and for the year ended December 31, 2012, excluding criteria (d)(1)(iii),
(d)(3)(i)(b), (d)(3)(i)(c), (d)(3)(i)(d), (d)(3)(ii), (d)(3)(iii), (d)(3)(iv), (d)(4)(i), (d)(4)(v), (d)(4)(ix), (d)(4)(x), (d)(4)(xi),
(d)(4)(xii), (d)(4)(xiii), (d)(4)(xiv) and (d)(4)(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. With respect to applicable servicing criteria (d)(1)(ii),
(d)(2)(vi), (d)(4)(iii) and (d)(4)(iv), the Company has determined that there were no activities performed during the year ended December 31, 2012 with respect to the platform, because there were no occurrences of events that would require the Company to perform such activities. Appendix A to Management's Assertion identifies the individual asset-backed transactions and securities defined by management as constituting the Platform.
Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assessment about the Company's compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board
(United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the
Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.
In our opinion, management's assessment that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31, 2012, for the Platform is fairly stated in all material respects.
/s/ KPMG LLP
McLean, Virginia
February 26, 2013